SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 11, 2005 (Date of earliest event reported) Commission file number: 0-23329

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 11, 2005, the Board of Directors of Charles & Colvard, Ltd. approved two incentive plans for 2005, the Management Incentive Plan (2005) (the “Management Plan”) and the Quarterly & Annual Incentive Plan for Non-Officer Employees (2005) (the “Non-Officer Employees Plan”).

The principal purpose of each of the plans is to provide incentives to meet or exceed certain company goals for 2005. Both plans provide for cash and equity awards. All equity awards, if any, will be in the form of stock options, made pursuant to the Company’s 1997 Omnibus Stock Plan (as amended) and vesting over a period of not more than three years from the date of grant. The specific criteria used to determine whether any eligible participant will receive an award include the company’s net sales and net income and, in the case of the Management Plan, other key objectives as set by the company for each participant under that plan.

Persons eligible to receive awards under the Management Plan are the CEO, CFO & Vice President, Vice President – Sales, Senior Vice President – Manufacturing, and Vice President – Industry Relations & Brand Development. Pursuant to the terms of the Management Plan, such persons each are eligible to receive a (i) cash bonus of up to 40% of his or her annual salary, (ii) an additional cash bonus equal to a percentage of a “cash bonus pool” equal to 20% of the net income of the company over an established net income goal, and (iii) stock options equal to a percentage of a “pool of options” numbering between 20,000 shares (in the event the company achieves 90% of its net income goal) and 250,000 shares (in the event the company achieves 300% of its net income goal). In the case of (ii) and (iii) above, the applicable percentage of the respective “pool” varies as follows: with respect to the cash bonus pool, the CEO receives 30% of such cash bonus pool and the other participants receive 15% each, respectively, with a 10% discretionary portion being allocated by the Compensation Committee and CEO; and with respect to the pool of options, the CEO receives 25% of such pool of options and the other participants receive 15% each, respectively, with a 15% discretionary portion being allocated by the Compensation Committee and CEO.

All other full time company employees are eligible to receive awards under the Non-Officer Employees Plan. If operating income and revenue goals are met for a given quarter, each non-officer who is a full time employee generally will receive a cash bonus equal to five days’ pay and a stock option award for either 60 or 100 shares of common stock of the company, depending on position. An additional cash bonus equal to five days’ pay and stock option award for either 60 or 100 shares of common stock (again depending on position) will be paid if operating income and revenue goals are met for the entire year. Sales staff employees are eligible for the equity portion of these awards but not the cash portion, because cash bonuses are paid to sales staff based on their individual and team sales results.

Copies of the Management Plan and Non-Officer Employees Plan are attached as Exhibit 10.82 and Exhibit 10.83, respectively, and the descriptions above are qualified in their entirety by reference to such documents.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.82	Management Incentive Plan (2005)

Exhibit 10.83	Quarterly & Annual Incentive Plan for Non-Officer Employees (2005)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ James R. Braun
James R. Braun
Vice President of Finance
& Chief Financial Officer

Date: April 13, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 10.82	Management Incentive Plan (2005)

Exhibit 10.83	Quarterly & Annual Incentive Plan for Non-Officer Employees (2005)